EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/08/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S MOMENTUM CONTINUES;

GLOBAL COMPARABLE SALES UP 5.0% IN APRIL

•	April marks 60th consecutive month of global comparable sales growth

•	U.S. comparable sales increased 2.0%

•	Europe comparable sales increased 6.3%

•	Asia/Pacific Middle East & Africa comparable sales increased 7.8%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 5.0% in April and 6.8% year-to-date.  Systemwide sales for McDonald’s worldwide restaurants increased 13.7% in April, or 6.5% in constant currencies.
    McDonald’s Chief Executive Officer Jim Skinner said, "We're listening to our customers and giving them what they expect from McDonald's – menu variety, enhanced convenience and everyday value.  This ongoing customer focus and execution through our Plan to Win is driving the sustained momentum of our global business."
    U.S. comparable sales rose 2.0% for the month as McDonald’s breakfast menu, new products and compelling value attracted more customers into our restaurants.
    In Europe, April comparable sales increased 6.3% led by France, the U.K., Russia and Germany.  The launch of the premium M beef burger in France and Germany, and the popular Monopoly promotion in the U.K. contributed to this growth.
    The 7.8% increase in Asia/Pacific, Middle East and Africa was fueled by strong comparable sales growth in Australia, China and most other markets, partly offset by Japan.  Local menu relevance and enhanced convenience through extended hours contributed to the region’s April result.

Percent Increase		Comparable	Systemwide Sales
		Sales	As	Constant
Month ended April 30,	2008	2007	Reported	Currency
McDonald's Corporation	5.0	4.8	13.7	6.5
Major Segments:
U.S.	2.0	3.5	2.9	2.9
Europe	6.3	3.5	22.2	7.9
APMEA*	7.8	10.3	22.9	10.7

Year-To-Date April 30,
McDonald's Corporation	6.8	5.9	15.3	8.2
Major Segments:
U.S.	2.7	4.2	3.5	3.5
Europe	9.8	6.8	25.1	11.5
APMEA*	9.0	9.0	24.0	11.7

* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent the change in sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, rebuilding and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In April 2008, this calendar shift/trading day adjustment consisted of one less Sunday and Monday, and one more Tuesday and Wednesday compared with April 2007.  The resulting adjustment varied by area of the world, ranging from approximately  -1.8% to +0.3%.

Upcoming Communications
    McDonald's Annual Shareholders’ Meeting will be webcast live on May 22, 2008 at 9:00 a.m. Central Time on www.investor.mcdonalds.com.  An archived replay and podcast of the meeting will be available for a limited time.
    Denis Hennequin, President – Europe and Don Thompson, President – USA will speak at the Goldman Sachs Lodging, Gaming, Restaurant and Leisure Conference on June 2, 2008 at 8 a.m. Eastern Time.  This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s tentatively plans to release May sales on June 9, 2008.

    McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

#   #   #